Exhibit 10.1

[Date]

[Employee Name]

[Address]

Re:	Key Talent Bonus Letter - Equity

Dear                    ,

Equitrans Midstream Corporation (“ETRN” or the “Company”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EQT Corporation (“Parent”), pursuant to which Parent will, subject to the terms and conditions of the Merger Agreement, acquire all or substantially all of the Company’s outstanding equity securities (the “Transaction”). In recognition of your contributions to the Company and our business to date, and to reward your future efforts through a successful closing of the Transaction (the “Closing”), we are pleased to provide you the award described below pursuant to the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan (the “2018 Plan”) (or to the extent it becomes effective and supersedes the 2018 Plan, the Equitrans Midstream Corporation 2024 Long-Term Incentive Plan) and the terms and conditions set forth in this Key Talent Bonus Letter (this “Agreement”); provided, that if the Merger Agreement is terminated, such that the Closing does not occur, this Agreement shall be void ab initio and terminate and be of no force or effect.

1.           Award. If you remain continuously employed with ETRN through the date of Closing (the “Closing Date”), you will be entitled to receive an award (the “Award”) on the Closing Date with a dollar-denominated value equal to $[Amount] (the “Award Value”). Unless Parent determines that your Award will be paid in cash, your Award will be paid in the form of fully-vested shares of Parent’s common stock (“Parent Shares”) on the Closing Date. The number of Parent Shares issued to you in respect of your Award will be determined by dividing the Award Value by the closing price of one Parent Share as of the last trading day prior to the Closing Date.

2.            Employee Protections. Notwithstanding the foregoing, if your employment is terminated prior to the Closing Date due to your death or Disability, by the Company without Cause, or due to your resignation for Good Reason (as each such term is defined below) (each, a “Qualifying Termination”), then, subject to your (or your estate’s, if applicable) delivery to the Company of an executed release of claims in favor of the Company and its affiliates in a form acceptable to the Company that becomes effective and irrevocable within 45 days of your termination, you will retain the right to be paid a pro-rata portion of the Award Value on or as soon as reasonably practicable following the Closing Date in the amount equal to the product obtained by multiplying (i) the Award Value by (ii) a fraction (which shall not be greater than 1), the numerator of which is the number of months of continuous employment with the Company or its Affiliate from the date hereof through the date of such termination (rounded up to the next full month), and the denominator of which is the total number of full months from the date hereof to the Closing Date.

3.            Definitions.

a.            “Disability” shall have the meaning set forth in the Company’s long-term disability plan in effect as of the date Disability is to be determined; provided, however, to the extent necessary to avoid tax penalties under section 409A (“Section 409A”) of Internal Revenue Code, as amended and the regulations thereunder (the “Code”), “Disability” means “disability” as defined in Section 409(a)(2)(C) of the Code.

b.            “Cause” means (i) your conviction of a felony, a crime of moral turpitude or fraud or your having committed fraud, misappropriation or embezzlement in connection with the performance of your duties; (ii) your willful and repeated failures to substantially perform assigned duties; or (iii) your violation of any provision of a written employment-related agreement between you and ETRN or any material written employment, personnel or other policies of ETRN. If ETRN terminates your employment for Cause, ETRN shall give you written notice setting forth the reason for your termination not later than 30 days after such termination.

c.            “Good Reason” means your resignation within 90 days after: (i) a reduction in your base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in your annual short-term bonus target by the greater of (A) 10% and (B) 5 percentage points of your target bonus percentage, unless the reduction is applicable to all similarly situated employees; (iii) a significant diminution in your job responsibilities, duties or authority; and/or (iv) a Company requested change in the geographic location of your primary reporting location of more than 50 miles (but excluding any requirement to work remotely).

A termination by you shall not constitute termination for Good Reason unless you first deliver to the General Counsel of the Company written notice: (i) stating that you intend to resign for Good Reason pursuant to this Agreement; and (ii) setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event). ETRN shall have a reasonable period of time (not less than 30 days) to take action to correct, rescind or substantially reverse the occurrence supporting termination for Good Reason as identified by you. Failure by ETRN to act or respond to the written notice shall not be deemed to be an admission that Good Reason exists.

4.            Clawback. In the event you breach the terms of your Confidentiality, Non-Solicitation and Non-Competition Agreement with the Company, if any, you shall be required to repay to the Company any amounts received under this Agreement within 60 days following such breach.

5.            Taxes. If earned, the Award will be paid as described in Section 1 and will be less applicable tax withholdings. This Agreement is intended to be exempt from the requirements of Section 409A of the Code, and this Agreement shall be interpreted consistent with that intent. You are advised to consult with your own tax advisors related to all tax matters.

6.            Parachute Payments. Notwithstanding any other provision of this Agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to you pursuant to the terms of this Agreement or otherwise (“Covered Payments”) may constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code, and would, but for this Section 6, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to you of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to you if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. Any such reduction shall be made in accordance with Section 409A of the Code and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

7.            Miscellaneous. This Agreement shall be governed by Pennsylvania law, without regard to any conflict of law rules. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein. No modification, termination, or attempted waiver of any of the provisions of this Agreement shall be binding upon ETRN unless reduced to writing and signed by a duly authorized ETRN official. This Agreement shall be construed according to a plain reading of its terms. This Agreement will not (i) confer upon you any right to continued employment or engagement with the Company or (ii) interfere in any way with the right of the Company to terminate your employment any time. The Award shall not be treated as “Compensation” for purposes of any employee benefit plan maintained, sponsored, contributed to or required to be contributed to by the Company or any of its Affiliates. This Agreement shall not create any obligation or duty on the part of the Company or any of its officers, directors, managers, shareholders, or advisors to pursue or consummate any transaction. Any decision or action taken by any person or entity to enter into, amend or terminate any agreement or to consummate or not consummate any transaction shall not give rise to any liability hereunder on the part of the Company or any of its affiliates or any of their officers, directors, managers, shareholders, or advisors. In no event shall you receive more than one Award under this Agreement.

Sincerely,

Equitrans Midstream Corporation

By:
Name:	Anne M. Naqi
Title:	Vice President & CHRO

Agreed to and Accepted:

Signature:	Date:

Printed Name: